EXHIBIT 99.1

FortuNet Reports Second Quarter 2009 Results

LAS VEGAS, Nov. 11, 2009 (GLOBE NEWSWIRE) -- FortuNet, Inc. (the "Company") (Nasdaq:FNET) today filed with the Securities and Exchange Commission its quarterly report on Form 10-Q for the quarter ended September 30, 2009.

The Company's revenue slightly increased during the quarter as compared to the same quarter in the prior year. Specifically, for the quarter ended September 30, 2009 the sales were $3.947 million as compared with the sales of $3.922 million for the same quarter of last year, an increase of approximately 0.6%. However due primarily to the non-cash write-off of previously capitalized software development costs in the amount of $1.685 million, the Company lost 7 cents per share for the current quarter as compared to 5 cents of earnings per share for the same quarter of the previous year.

CONTACT:  FortuNet, Inc.
          Investor Contact:
          Jack Coronel
          (702) 796-9090
          jack@fortunet.com